EXHIBIT 5

																																																				Exhibit 5 & 23.1





                                                    May 17, 1994


Alex. Brown Incorporated
135 East Baltimore Street
Baltimore, Maryland 21202

Re:  1991 Equity Incentive Plan

Dear Sirs:

     As General Counsel for Alex. Brown Incorporated (the "Company") I have reviewed and am familiar with the Company's 1991 Equity Incentive Plan (the "Plan"), as adopted by the Board of Directors on March 21, 1991 and approved by the stockholders of the Company at the Annual Meeting held on May 15, 1991 and thereafter amended by the stockholders at the Annual Meeting held on April 25, 1994, the charter, by-laws and corporate proceedings relating to the adoption of the Plan and the authorization of equity incentive awards and subsequent issuances of shares of Common Stock, $.10 par value, (the "Shares") under the Plan, the Registration Statement of the Company on Form S-8, as supplemented, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of the Shares and such other documents and matters of law as I have deemed necessary in connection with the rendering of the opinion set forth herein.

     Based upon the foregoing, in my opinion the Shares offered under, and in accordance with the terms of, the Plan will be legally and validly authorized and issued and will be fully paid and nonassessable in the hands of the holders thereof under the laws of the State of Maryland.

     I hereby consent to the filing of this opinion as Exhibit 5 to the above-mentioned Registration Statement.

                                    Very truly yours,

                                    s/ Robert F. Price

                                    Robert F. Price
                                    General Counsel